EXHIBIT 10.02

OPSWARE INC.
TRANSITIONAL EMPLOYMENT AND SEPARATION AGREEMENT

This Transitional Employment and Separation Agreement (“Agreement”) is entered into as of June 7, 2007, by and between James E. Adkins (“Employee”) and Opsware Inc. (“Opsware” or the “Company”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Employee has been employed by the Company as its Executive Vice President, Products;

WHEREAS, Employee will be terminating employment with the Company following a transitional period of employment, and the Parties wish to agree upon the terms and conditions applicable to such transitional period of employment and upon Employee’s termination of employment with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1.     Transitional Employment.  Employee shall continue in active full-time employment with the Company for the “Transitional Period”, which shall commence on the date hereof (the “Transitional Date”) and which shall continue until June 29, 2007, unless earlier terminated as set forth herein or extended by the mutual agreement of the Parties (in any case, the “Termination Date”).  Notwithstanding the foregoing, Employee’s employment with the Company during the Transitional Period will be at-will and may be terminated by Employee or by the Company at any time for any reason.

2.     Resignation of Titles and Positions.  Effective as of the Termination Date, Employee will terminate employment with the Company, and, if requested earlier during the Transitional Period, relinquish all titles and positions then held by Employee with the Company or any subsidiary of the Company.

3.     Compensation and Benefits During Transitional Period.  During the Transitional Period, Employee will continue to receive payment of his current base salary and will continue to participate in applicable Company employee benefit plans to the extent of his participation and on the terms and conditions in effect immediately prior to the commencement of the Transitional Period.  During the Transitional Period, Employee’s stock options and shares of restricted stock will continue to vest in accordance with their terms; provided, however, that Employee shall not receive any additional options or other rights to purchase shares of the Company’s common stock following the Transitional Date.  Any contributions that Employee has made in the currently effective purchase period of the Company’s Employee Stock Purchase Plan shall be remitted back to Employee.

4.     Payments and Benefits.

(a)           Accrued Payments and Benefits.  Upon the termination of Employee’s employment with the Company for any reason, the Company shall pay to Employee all amounts and benefits that have accrued or were earned but remain unpaid through the Termination Date in respect of salary, and unreimbursed expenses, including accrued and unused vacation.  Employee shall not be entitled to any pro-rata payment of his annual target bonus.

(b)           Separation Payments.  Upon the earlier of the conclusion of the Transitional Period or the Company’s termination of Employee’s employment other than for Cause (as defined in below), and subject to Employee’s delivery to the Company of a signed general release of claims in favor of the Company, in a form acceptable to the Company, which shall be substantially in the form attached hereto as Exhibit 1 (the “Release”), following expiration of the statutory rescission period without any rescission of the Release the Company will provide Employee with the following (hereinafter referred to collectively as the “Separation Payments”):

(i)    A simple lump sum payment of $83,333.33 (equal to four (4) months of Employee’s base salary in effect on the Termination Date) less applicable taxes and standard deductions; and

(ii)   Payment of Employee’s COBRA insurance premiums should Employee timely elect to continue group health coverage under COBRA for four (4) months following the Termination Date; provided, however, that the Company’s obligation to pay Employee’s COBRA insurance premiums is conditioned on Employee remaining eligible for such coverage.

Notwithstanding the foregoing, Employee acknowledges and agrees that in the event that, prior to the Termination Date, the Company terminates Employee’s employment for Cause (as defined in below and as determined in its sole discretion by the Board acting in good faith) or Employee resigns for any reason, Employee will not be entitled to the Separation Payments.

For purposes of this Agreement, “Cause” shall have the meaning ascribed to it in Employee’s Stock Option Agreement dated March 21, 2007.

(c)           Company Stock Options; Restricted Stock.

(i)    Vested Options.  Notwithstanding the post-termination of services expiration date specified in each governing written stock option agreement to purchase shares of the Company’s common stock (“Options”), Employee shall have one year following the Termination Date to exercise such Options that are vested, outstanding and not exercised as of the Termination Date.

(ii)   Unvested Options.  Any Options that are unvested as of the Termination Date shall expire effective as of the Termination Date.

(iii)  Restricted Stock.  The Company hereby provides Employee notice pursuant to the Restricted Stock Purchase Agreement, dated December 21, 2005, between Employee and Company (the “Restricted Stock Purchase Agreement”), that the Company shall exercise its right to repurchase any shares of the Company’s common stock held by Employee that are unvested and subject to the Company’s right of repurchase pursuant to the Restricted Stock Purchase Agreement (“Restricted Stock”) as of the Termination Date.  Upon the Termination Date, the Company shall pay to Employee the repurchase price for such repurchased shares of Restricted Stock as set forth in the Restricted Stock Purchase Agreement.  From and after this exercise of Opsware’s repurchase right, Employee shall no longer own or have any rights to the Restricted Shares.

(d)           Benefits. Employee’s health insurance benefits will cease on the Termination Date and Company shall pay Employee’s COBRA insurance premiums as set forth above in Section 4(b)(ii).  Employee’s participation in all other employee benefits and incidents of employment will cease on the Termination Date.  Employee will cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

5.     Consideration for Release.  The Parties agree that some of the payments and benefits provided to Employee pursuant to this Agreement, are over and above anything owed to Employee by law and are offered in exchange for and conditioned upon Employee’s execution of the Release.  Employee understands that if he does not sign the Release, or if he revokes the signed Release, the Company has no obligation to provide him the benefits listed in this Agreement other than as set forth in Section 4(a) (Accrued Payment and Benefits).

6.     No Mitigation Required.  Employee shall not be required to seek other employment or to attempt in any way to reduce amounts payable to him pursuant to this Agreement.  Further, the amount of benefits provided under this Agreement shall not be reduced by any compensation earned by or other benefits provided to Employee as a result of employment by another employer following the Termination Date.

7.     Confidential Information.  During the Transitional Period and following the Termination Date, Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employment, Confidential Information, Invention Assignment Agreement between Employee and the Company.  Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Termination Date.

8.     No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

9.     Non-Solicitation.  Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of the Company, either for himself or any other person or entity.  Employee further agrees not to otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of Employee, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period, a customer or client of the Company, or any of its subsidiaries.

10.   Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement except as specifically set forth herein.

11.   Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement.  Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon and that all such sums shall be paid less all applicable withholdings and deductions.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

12.   Arbitration.  The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”).  All arbitration proceedings shall be conducted in Santa Clara County, California.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.  In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement in particular Section 7 of this Agreement.

13.   Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14.   No Representations.  The Parties represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15.   Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

16.   Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employment, Confidential Information, Invention Assignment Agreement, the agreements governing the Options or any shares of Restricted Stock (including the equity compensation plan under which such Options or such stock were granted) and any right to indemnification Employee has pursuant to any indemnification agreement between Employee and Company.

17.   Public Filing.  Employee and the Company understand and agree that this Agreement may need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

18.   Code Section 409A.  If any payments or benefits due under this Agreement would subject Employee to any penalty tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, if such payments and benefits were made at the time as contemplated herein, then the Parties agree to cooperate with each other and to take reasonably necessary steps to avoid the imposition of any such penalty tax.

19.   No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

20.   No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party.

21.   Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.  To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

22.   Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

23.   Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.   Successors and Assigns.  This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by Employee without the Company’s prior written consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OPSWARE INC.

Dated: June 11, 2007	By	/s/ Benjamin A. Horowitz

Name: Benjamin A. Horowitz

Title: President and CEO

JAMES E. ADKINS, an individual

Dated: June 11, 2007	/s/ James E. Adkins
James E. Adkins

[Signature Page to Agreement]

EXHIBIT 1

GENERAL RELEASE OF ALL CLAIMS

1.             This General Release of All Claims (hereinafter “Agreement”) is entered into between James E. Adkins (hereinafter “Employee”) and by Opsware Inc. (hereinafter the “Company” or “Opsware”).

2.             WHEREAS, Employee has been employed by the Company; and

WHEREAS Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Agreement.

3.             Consideration.  In consideration of the payments and benefits offered to Employee by the Company pursuant to the Transitional Employment and Separation Agreement by and between Employee and the Company dated June 30, 2007, and in connection with the termination of Employee’s employment, Employee agrees to the following general release (the “Release”).

4.             General Release of Claims.

(a)           In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Employee, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof.  This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Employee may now have, or has ever had.  The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

(b)           Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

(c)           To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

5.             Waiver of Unknown Claims. Employee has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Having been so apprised, he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.

6.             Non-Admission.  It is understood and agreed that this is a compromise settlement of a disputed claim or claims and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

7.             Covenant Not to Sue.

(a)           To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

(b)           Nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Employee understands and agrees that, by entering into this agreement, he is releasing any and all individual claims for relief, and that any and all subsequent disputes between the Company and Employee shall be resolved in arbitration.

(c)           Nothing in this Agreement shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8.             Waiver of Right to Reemployment.  Employee agrees that he will not be entitled to any further employment with the Company.  He therefore waives any claim now or in the future to other employment or reemployment with the Company, or any of its related entities, and agrees that he will not apply for nor accept employment with the Company or any of its related entities in the future.

9.             Nondisparagement.  Employee agrees that he will refrain from making any adverse, derogatory or disparaging statements about the company, its board of directors, officers, management, practices or procedures, or business operations to any person or entity.  Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.

10.           Return of Company Property; Obligation to Protect Proprietary Information.  To the extent Employee has not already done so, he agrees to return to the Company all Company property, including but not limited to the files and documents, whether electronic or hardcopy, and whether in Employee’s possession or under his control. Employee also understands that whether he signs this Agreement or not, he must maintain the confidentiality of Company trade secrets, confidential and/or proprietary information (“Proprietary Information”), and not make use of any Proprietary Information on behalf of anyone.

11.           Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees.  Employee acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement.  The parties further agree that each party will be responsible for his or its own attorney’s fees and costs incurred in connection with this Agreement.

12.           Arbitration.  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s Proprietary Information, the parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13.           Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

14.           Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

15.           Complete and Voluntary Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Employee expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

16.           Modification.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Employee and an authorized representative of the Company.

17.           Notice and Revocation Period.  Employee acknowledges that the Company advised him to consult with an attorney prior to signing this Agreement; that he understands that he has twenty-one  (21) days in which to consider whether he should sign this Agreement; and that he further understands that if he signs this Agreement, he will be given seven (7) days following the date on which he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period has expired without revocation by him.

18.           Effective Date.  This Agreement is effective on the eighth (8th) day after Employee signed it and without revocation by him.

Dated:	June 11, 2007	/s/ Benjamin A. Horowitz

For Opsware Inc.

Dated:	June 11, 2007	/s/ James E. Adkins

James E. Adkins